                                                                     EXHIBIT 2.1

                         SECURITIES PURCHASE AGREEMENT

     This Securities Purchase Agreement (this "Agreement") is made this twelfth day of March, 1999, by and between EarthWeb Inc., a Delaware corporation (the "Buyer"), MicroHouse International, Inc., a Florida corporation (the "Target") and Steve Anderson, Doug Anderson and Robert Anderson (collectively, the "Seller").

                               R E C I T A L S:

     Buyer desires to purchase, and Seller desires to sell, assign and transfer to the Buyer all of the capital stock in the Target which any Seller owns or in which a Seller has an interest, all on the terms and subject to the conditions hereinafter set forth. Collectively, the securities of the Target to be purchased by the Buyer pursuant to this Agreement are "Securities".

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, agreements, representations, warranties, and covenants herein contained, the parties hereby agree as follows:

                                   SECTION 1

                                    Closing

     1.1. Closing Date.  The closing (the "Closing") of the transactions
          ------------
contemplated hereby shall be held at the offices of counsel to Buyer, Morrison & Foerster LLP, 1290 Avenue of the Americas, 41st Floor, New York, New York 10104-0185 on April 15, 1999 or such earlier date and place as may be mutually agreed upon by the parties (the "Closing Date").

     1.2. Purchase and Sale of Securities.  On the terms and subject to the
          -------------------------------
conditions herein set forth, the Buyer shall purchase from the Seller all of the Securities, as of the Closing Date.

     1.3. Method of Conveyance.
          --------------------

          (a) The sale, transfer, conveyance, assignment and delivery by the Seller of the Securities to the Buyer shall be effected on the Closing Date by the delivery of the Securities and execution of customary stock powers, duly guaranteed and other appropriate documents by the Seller, as appropriate (collectively, the "Instruments of Conveyance") to the Buyer or its assignees.

          (b) At the Closing, good and valid title to all of the Securities shall be transferred, conveyed, assigned and delivered by the Seller to the Buyer or its assignees pursuant to this Agreement and the Instruments of Conveyance, free and clear of any and all Liens (as defined below). For the purposes of this Agreement, the term "Lien" shall mean any pledge, security interest, encumbrance, lien or charge of any kind whatsoever.

          (c) At the Closing, the Seller shall cause the Target to provide to the Buyer with an estoppel certificate signed by each creditor (excluding trade creditors) of the Target (the "Third Party Funded Debt"), each certificate indicating the balance due on the Third Party Funded Debt, including any accrued and unpaid interest thereon, as of the end of the preceding month, together with a per diem interest rate during the month in which the Closing occurs.

          (d) At the Closing the Seller shall cause the Target to provide to the Buyer a certificate signed by Target indicating the balance of trade accounts payable ("Trade Accounts Payable") due to third parties indicated Schedule 1.3(d) hereto, including any accrued and unpaid interest thereon, as of the end of the preceding month.

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

     1.4. No Assumed Obligations.  Pursuant to this Agreement, the Buyer does
          ----------------------
not assume any of the liabilities or obligations of the Target whether absolute, accrued, contingent or otherwise, whenever incurred; provided, that the Buyer understands that the assets of the Target are subject to existing liabilities and obligations.

     1.5. Purchase Price.
          --------------

     The aggregate purchase price for the Securities (the "Purchase Price") shall be payable as follows (and allocated among the persons comprising the Seller as set forth in Exhibit A-1 hereto):

          (a) at the Closing, Buyer shall pay Seller One Million Dollars ($1,000,000) in cash;

          (b) on the fourth month anniversary of the Closing Date, Buyer shall pay Seller Five Hundred Thousand Dollars ($500,000) in cash;

          (c) at the Closing, Buyer shall deliver to each party comprising Seller a pro rata portion (based on the Purchase Price to be received by such party ("Pro Rata")) of shares of Buyer's common stock, $.01 par value ("Common Stock"), which have not been registered under the Securities Act of 1933, having an aggregate value of One Million Nine Hundred Thousand Dollars ($1,900,000), such number of shares to be determined by taking the average of the closing price of Buyer Common Stock on the Nasdaq National Market (the "Average Price") during the twenty (20) trading days immediately preceding the Closing Date and dividing such Average Price into $1,900,000 (the "Closing Price");

          (d) at the Closing, Buyer shall deliver to each party comprising Seller a note in substantially the form of Exhibit B hereto (the "Notes") in the Pro Rata portion of an aggregate original principal amount equal to Four Million Nine Hundred Seventy Three Thousand and Seven Hundred Nineteen Dollars ($4,973,719); and

          (e) on April 1, 2000, Buyer shall pay Seller Ninety Five Thousand Dollars ($95,000) in cash.

     1.6. Purchase Price Adjustment.  The Purchase Price shall be adjusted as
          -------------------------
follows:

          (a) The Purchase Price shall be reduced by $1.50 for each dollar that the net revenue from continuing operations of the Target for the year ended December 31, 1998 (the "Revenue Figure") was less than $3,707,566.00 (the aggregate amount of such reduction, the "Purchase Price Adjustment"). The Purchase Price Adjustment shall not exceed $611,349. Following delivery of the financial statements of the Target for the year ended December 31, 1998 audited by PricewaterhouseCoopers ("PwC") (the date of delivery of the audited financial statements, the "Delivery Date"), PwC shall calculate the Revenue Figure on a basis consistent with the basis used in determining the net revenue from continuing operations of the Target set forth in the Target's unaudited statement of income for the fiscal year ended December 31, 1998, attached hereto as Schedule 2.12.

          (b) The determination of the Revenue Figure by PwC, subject to the other provisions of Section 1.6, shall be conclusive and binding on all parties. Any fees and expenses of PwC shall be borne by Buyer.

          (c) If the Revenue Figure indicates that a Purchase Price Adjustment should be made, i.e., the net revenue from continuing operations of the Target
                ----
for the year ended December 31, 1998 was less than $3,707,566.00, then each Note delivered to Seller in accordance with Section 1.5(d) shall be reduced Pro Rata (and Seller agrees to such reduction and to deliver such Notes for reduction subject to subsection (d) hereof).

          (d) If Seller has any objections to the Revenue Figure, Seller shall deliver to Buyer within 20 days from the Delivery Date a detailed statement (the "Objections Statement") describing Seller's specific objections, and the amount in dispute shall be deducted from each Note by means of creation of a new Note in the amount of such deduction (the "Escrow Note") and the reduction of the principal amount of each such original Note. The Escrow Note shall be deposited in the escrow account established pursuant to an escrow agreement (the "Escrow Account") in a form mutually agreeable to the parties (the "Escrow Agreement") pending resolution of the disputes pursuant to the procedures hereinafter set forth. Thereafter, Lehman & Butterwick ("Seller's Accountant") on behalf of Seller, and PwC on behalf of Buyer, shall seek to resolve Seller's objections by mutual agreement in order to determine the Revenue Figure. If Seller's Accountant and PwC are unable to resolve such objections within 15 days after delivery of the Objections Statement, they shall promptly jointly appoint a third independent certified public accountant (the "Third Party Firm") for the purpose of resolving Seller's objections in order to determine the Revenue Figure. The written determination (the "Post Closing Determination") by the Third Party Firm of the Revenue Figure, after considering all written objections thereto in accordance with the foregoing procedure, shall be conclusive and binding upon the parties. Any fees and expenses payable to the Third Party Firm for services pursuant to this subsection (d) shall be borne by Buyer unless the Post Closing Determination by the Third Party Firm results in a determination of Revenue Figure that is equal to or lower than the Revenue Figure originally determined by PwC, in which case Seller shall bear all fees and expenses payable to the Third Party Firm.

          (e) Any amounts deposited in the Escrow Account pursuant to subsection
(d) above shall be distributed by the Escrow Agent (as defined in the Escrow Agreement) promptly as directed in the Post Closing Determination.

          (f) The Purchase Price as adjusted by the Purchase Price Adjustment shall be referred to herein as the "Adjusted Purchase Price."

     1.7. Method of Payment.  Except as otherwise expressly provided herein, all
          -----------------
payments from one party to another under this Agreement shall be made by check or wire in United States dollars to an address designated in writing by the party to receive such payment.

                                   SECTION 2

                   Representations and Warranties of Seller

     Each Seller represents and warrants to Buyer as follows, except as set forth on the Schedules hereto numbered to correspond to the sections below:

     2.1. Organization and Standing.  Target is a corporation duly organized and
          -------------------------
validly existing under, and by virtue of, the laws of the State of Florida and is in good standing under such laws. Target has all requisite corporate power to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. Target is not qualified to do business in any jurisdiction other than the States of Florida and Colorado, and either no such qualification is required in any other jurisdiction, or the failure to so qualify in any other jurisdiction does not have a material adverse affect on Target. Target has no subsidiaries.

     2.2. Power.  Target has all requisite corporate or other power to execute
          -----
and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement and each of the Transaction Documents to which it is a party. This Agreement constitutes, and the Transaction Documents to which Target is a party will each constitute, the valid and binding obligations of Target, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

     2.3. No Conflict.  Target is not in violation of its Certificate of
          -----------
Incorporation or By-Laws. The execution, delivery, and performance of this Agreement and each of the Transaction Documents to which Target is a party by Target have not resulted and will not result in, nor will consummation of the transactions contemplated hereby or thereby result in, any violation of, or conflict with, or constitute a material default under, any of the foregoing charter documents or any of Material Agreement (as hereinafter defined), or result in the creation of any lien, encumbrance, or charge upon any of the assets of Target, or the acceleration of maturity of any obligation of Target or right of any third party under such charter documents or Material Agreements; and there exists no such violation or default that does or could adversely affect the business or the assets of Target or the ability of Target to consummate its obligations hereunder.

     2.4. Governmental Consents, etc.  No consent, approval or authorization of
          --------------------------
or designation, declaration, or filing with any governmental, regulatory or administrative body, agency or authority, or any court or judicial authority (each, an "Authority") on the part of Target is required in connection with the valid execution and delivery of this Agreement or any Transaction Document to which Target is a party or the consummation of the transactions contemplated hereby or thereby. The execution, delivery, and performance of this Agreement and each Transaction Document, and the consummation of the transactions contemplated hereby or thereby, does not require consent, approval, or authorization under any Material Agreement to which Target is a party or by which its properties or assets are bound or affected.

     2.5. Notes and Accounts Receivable.  All notes and accounts receivable of
          -----------------------------
Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible within 120 days from the date of such note or receivable, as applicable, at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Unaudited Financial Statements (as hereinafter defined), as adjusted in a manner consistent with past practice for operations and transactions in the ordinary course of business through the Closing Date, or as contemplated by
Section 5.1(g) of this Agreement.

     2.6. Tax Matters.  Target has, within the times and in the manner
          -----------
prescribed by law, filed all required Tax returns, including sales and use Tax returns, has paid all Taxes required to have been paid prior to becoming delinquent, including sales and use Tax owed by Target (whether or not shown on any Tax return to be due and owing by it), has paid all deficiencies or other assessments of Taxes, interest or penalties owed by it, and all such Tax returns were correct and complete. Except as set forth on Schedule 2.6, no taxing authority has asserted any claim for the assessment of any additional Taxes of any nature with respect to any periods covered by any such Tax returns; and all Taxes required to be withheld or collected by Target have been duly withheld or collected and, to the extent required, have been paid to the proper taxing Authority or properly segregated or deposited as required by law. No Seller has knowledge of any dispute or claim concerning any Tax liability of the Target. The Company is qualified, and has been qualified since its inception, for treatment as an S corporation under the applicable provisions of Subchapter S of the Internal Revenue Code of 1986, an amended (the "Code") and the applicable provisions of Florida and Colorado law and has made all elections required for such treatment as an S corporation for all periods since its inception, provided that such election will terminate at Closing to the extent required by the acquisition of Target stock by Buyer pursuant to the Transaction Documents. Target is not liable for Tax in any jurisdiction other than the United States and Florida and Colorado (and the political subdivisions of Florida and Colorado). For purposes of this Agreement, "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, property, franchise, profits, withholding, social security (or similar), sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, imposed by any United States federal, state, local or foreign taxing authority. Target does not own stock of any other corporation meeting the requirements of Code
Section 1504(a)(2), and Target is not liable for the Tax of any other person or entity under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as transferee or successor, by contract, or otherwise. Target is not and has not been a United States real property holding corporation within the meaning of Code Section 897.

     2.7. Compliance and Laws.  Target has in all material respects complied
          -------------------
with, and is now in all material respects in compliance with, all laws, rules, regulations, orders, judgments, and decrees of all Authorities applicable to it, and no material capital expenditure will be required to insure continued compliance therewith. Target possesses each material franchise, license, permit, authorization, certification, consent, variance, permission, order or approval of or from any Authority, and has filed all filings, notices or recordings with any Authority (collectively, "Licenses") material to, or necessary for the conduct of, its business and is now and, has at all times in the past been in material compliance with each thereof. Each such License is identified on Schedule 2.7. No proceeding or other action is pending, or threatened, to revoke, amend, or limit any License, and Target has no basis to believe that any such proceeding or action would result from the consummation of the transactions contemplated hereby or by the Transaction Documents, or that any such License would not be renewed in the ordinary course.

     2.8.  Litigation.  There is no pending or threatened adverse claim,
           ----------
dispute, governmental investigation, suit, action, arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against Target.

     2.9.  Tangible Property.  Target has good and marketable title to all of
           -----------------
its tangible property ("Assets"), free and clear of all liens and other encumbrances, and each such item of tangible personal property is in good operating condition and repair, useable in the ordinary course of business.
Schedule 2.9 contains a complete and accurate list setting forth a description of each Asset with an original purchase price of greater than $500, and describes the nature of Target's interest in any property listed thereon that is not owned entirely by Target free and clear of security interests or other encumbrances.

     2.10. Material Agreements.  Schedule 2.10 sets forth a true and complete
           -------------------
list of all material agreements (individually, a "Material Agreement" and, collectively, the "Material Agreements") of Target as of the Closing Date. True and complete copies of each such agreement, commitment or instrument have been delivered or made available to Buyer. Furthermore:

           (a) each such agreement is the valid and binding obligation of the other contracting party, enforceable in all material respects in accordance with its terms against the other contracting party, and is in full force and effect;

           (b) Target has fulfilled all material obligations required to have been performed by it prior to the date hereof with respect to each such agreement, and there is no reason to believe that Target will not be able to fulfill all of its obligations when due in respect thereof;

           (c) to Seller's knowledge, no other contracting party to any such agreement is now in breach thereof, and there are not now, nor have there been in the twelve (12) month period prior to the date hereof, any disputes between Target and any other contracting party; and

           (d) Target is not a party to, or is bound by, any agreement or commitment that restricts its conduct anywhere in the world.

     2.11. Capitalization. The authorized stock of Target consists of 10,000
           --------------
shares of common stock, par value $1.00 per share. As of December 31, 1998, 204 shares of common stock were validly issued and outstanding, fully paid and nonassessable, and there have been no changes in such numbers of shares through the date of this Agreement. All of the Individual Shares (as hereinafter defined) have been duly authorized and validly issued and are fully paid and non-assessable, and are all of the shares of capital stock, or any securities exchangeable, convertible or exercisable into, capital stock of Target. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which the Target stockholders may vote. As of the date of this Agreement, except as set forth on Schedule 2.11, there are not now, and at the Closing Date there will not be any, options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating Target to issue, deliver or sell shares of its stock or debt securities, or obligating Target to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, and, there have been no changes in such numbers through the date of this Agreement. After the Closing Date, there will be no obligation to issue, transfer or sell any shares of stock of the Target pursuant to any Target Employee Benefit Plan (as hereinafter defined).

     2.12. Financial Statements.  Attached hereto as Schedule 2.12 are unaudited
           --------------------
balance sheets and statements of income as of and for the fiscal year ended December 31, 1998 for Target (the "Unaudited Financial Statements"). The Unaudited Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period covered thereby and present fairly the financial condition of Target as of such dates and the results of operations, changes in stockholders' equity and cash flows of Target for such period.

     2.13. Absence of Certain Changes or Events.  Except as contemplated by this
           ------------------------------------
Agreement, since December 31, 1998, Target has operated its business in the ordinary course of business consistent with past practice and there has not been
(i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had or would reasonably be expected to have, a material adverse effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect; (iii) except as specifically permitted by this Agreement, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the stock of Target; (iv) any material change in Target's accounting principles, practices or methods; (v) any repurchase or redemption with respect to its stock; (vi) any stock split, combination or reclassification of any of Target's stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Target's stock;
(vii) any grant of or any amendment of the terms of any option to purchase shares of stock of Target; (viii) any granting by Target to any director, officer or employee of Target of (A) any increase in compensation (other than in the case of employees in the ordinary course of business consistent with past practice), (B) any increase in severance or termination pay, or (C) acceleration of compensation or benefits; (ix) any entry by Target into any employment, severance, bonus or termination agreement with any director, officer or employee of Target; or (x) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     2.14. No Undisclosed Liabilities.  Target had at December 31, 1998 no
           --------------------------
material liabilities which were not reflected on the unaudited balance sheet of Target as of such date and which were required to be so reflected by generally accepted accounting principles consistently applied. Since December 31, 1998, Target has not incurred any liabilities material to the business, operations or financial condition of Target, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

     2.15. Employee Benefit Plans.  Schedule 2.15 sets forth a list of all
           ----------------------
"employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit or compensation arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by Target or any Target ERISA Affiliate (as defined below) or to which Target or any Target ERISA Affiliate is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of Target or any Target ERISA Affiliate (the "Target Employee Benefit Plans").

           (b) None of the Target Employee Benefit Plans is subject to Code
Section 412 or Title IV of ERISA.

           (c) Target does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, other than pursuant to Code Section 4980B, nor has Target represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

           (d) The execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to Target in the event of a change of control of Target are the agreements and policies specifically referred to in Schedule 2.15. The Board of Directors of Target has determined that the transactions contemplated hereby do not constitute a change of control for purposes of any such agreement, plan, policy or stock option plan or program to the extent Target or its Board has discretion to make such determination under such agreement, plan or policy and such Board shall not change such determination, provided that the foregoing shall not apply to the accelerated vesting of any stock options.

           (e) Each Target Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service (the "IRS"), and, to Target's knowledge, nothing has occurred with respect to the operation or organization of any such Target Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

           (f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of Target Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) Target has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) other than routine claims for benefits, there are no pending actions, claims or lawsuits which have been asserted, instituted or, to Target's knowledge, threatened, in connection with Target Employee Benefit Plans, and (iv) Target Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

           (g) For purposes of this Agreement, "Target ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" with or an "affiliated service group" of Target within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Target under Section 414(o) of the Code, or is under "common control" with Target, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing sections.

     2.16. Bank Accounts.  Schedule 2.16 lists each bank, trust company or
           -------------
similar institution with which Target maintains an account or safe deposit box, and accurately identifies each such account or safe deposit box by its number or other identification and the names of all individuals authorized to draw thereon or have access thereto.

     2.17. Officers and Directors.  Schedule 2.17 accurately lists by name and
           ----------------------
title all officers and directors of Target.

     2.18. Insurance. Target maintains insurance coverage with reputable
           ---------
insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Target (taking into account the cost and availability of such insurance).
Schedule 2.18 sets forth a complete listing of all insurance maintained by Target (indicating form of coverage, name of carrier and broker, coverage limits and premium, whether occurrence or claims made, expiration dates, deductibles, and all endorsements).

     2.19. Change in Control.  None of the Material Agreements contain a "change
           -----------------
in control" provision or "potential change in control" provision, or a provision which will effectively terminate such Material Agreement or provides for any payment or event of default in the event Target's equity ownership changes. Except as set forth in Section 7.15, no compensation payable by Target will vest or be accelerated by reason of the transactions contemplated by this Agreement.

     2.20. Software Developers, Advertisers, Software Customers and Site
           -------------------------------------------------------------
Visitors. Schedule 2.20 is a true and complete list of the software developers
--------
and advertisers with whom Target has done business within six (6) months prior to the Closing Date. With respect to each software developer required to be disclosed pursuant to this Section 2.20, Schedule 2.20 sets forth the following information: (i) developer name; (ii) address; (iii) URL address; (iv) e-mail address; (v) telephone/facsimile number; (vi) software product name; (vii) standard retail price; (viii) electronic retail price; (ix) discounts and (xii) royalties. The relationships of Target with the persons listed in such Schedule are good commercial working relationships, and no such person has canceled or otherwise terminated, or threatened to cancel or terminate, its relationship with Target, or decreased or limited materially, or threatened to decrease or limit materially, its business done with Target, and there is no reason to believe that any such person would not continue its business relationship with Target following the Closing on substantially the same terms Target. Schedule 2.20 lists each outstanding (a) purchase order (or correspondence with respect to a proposed purchase order) of any customer or prospective customer of the Business initiated prior to the Closing Date, and not completed as of the Closing Date; and (b) purchase order (or correspondence with respect to a proposed purchase order) (in each case in excess of $500) of Target, to any vendor, supplier, contractor or inventor, identifying each such vendor, supplier, contractor or inventor and the items being purchased and stating the quantity and price thereof.

     2.21. Brokers or Finders.  Except as provided in the next succeeding
           ------------------
sentence, Target has not incurred, nor will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Seller shall indemnify and hold Buyer harmless with respect to any claim by any broker, agent, or finder claiming to have acted on behalf of Seller or Target, respecting the subject matter hereof, other than the fees of Ascent Partners, who shall receive upon the consummation of the transactions contemplated by this Agreement, as payment in full satisfaction of all fees to which he is entitled to receive from any party to this Agreement (except as provided in Section 7.7 hereof), that number of shares of Buyer Common Stock equal to the result obtained by dividing $100,000 by the Average Price during the twenty (20) trading day period prior to the Closing Date. Ascent Partners hereby makes the representations and warranties set forth in Section 3.4 with respect to itself and the above-referenced shares.

     2.22. Intellectual Property.
           ---------------------

           (a) Target owns, and Target's Assets include, all patents, trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto) and all other intellectual property rights, software (in object and source code formats), trade secrets, and other proprietary information, processes, and formulas used in, or necessary for the operation of its business, including, without limitation, the design, development, manufacture, use, import and sale of the products, technology and services of Target (including products, technology or services currently under development by Target) ("IP Assets"), other than software products of third parties that are or have been made generally commercially available by third parties ("Commercially Available Software" or "CAS"). Schedule 2.22(a) sets forth all registered trademarks and service marks, all reserved trade names, all registered copyrights, and all filed patent applications and issued patents used in or necessary for the operation of its business.

           (b) Schedule 2.22(b) sets forth the form and placement of the proprietary legends and copyright notices displayed in or on Target's web site, or any of its software programs. To Target's best knowledge, in no instance has the eligibility of such software programs for protection under applicable copyright law been forfeited to the public domain in any material respect.

           (c) Target has used best efforts to protect the confidentiality of its trade secrets. There has been no material disclosure of any trade secrets by any person or entity. The source code and system documentation relating to any of Target's software programs have at all times been maintained in confidence and have been disclosed by Target only to employees and consultants having a reasonable need to know of the contents thereof in connection with the performance of their duties to Target and who are subject to confidentiality obligations.

           (d) All personnel, including employees, agents, consultants, and contractors, who have contributed protectible material (including any copyrightable expression, any invention or discovery and/or any confidential or proprietary information) to or participated in the conception and development of the software programs, technical documentation, or intellectual property on behalf of Target, either (1) have been party to a "work-for-hire" arrangement or agreement with Target, in accordance with federal law, that has accorded Target full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment, including those instruments of assignment listed on
Schedule 2.22(d), in favor of Target as assignee that have conveyed to Target full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

           (e) No intellectual property right or other claims have been asserted by any person or entity to the use of any of the IP Assets (or assets embodying any such IP Asset), and neither Target nor the shareholders of Target are aware of any valid basis for any such claim. The use of any of the IP Assets (or assets embodying any such IP Asset) does not infringe on (i) any non-patent intellectual property rights or other rights of any person or entity and/or (ii) the U.S. patent rights of any person or entity.

           (f) As of the Closing Date, all of the Target Software (as defined below) is free of any bugs or defects which have caused material or repeated interruptions in or to the operation of such Target Software, or other material bugs which have manifested themselves as of the Closing Date, and is and shall be useable in the same form as on the Closing Date in the ordinary course of the business from and after the Closing Date. There are no "time bombs" or other intentionally harmful components in the Target Software. All Target Software, to the extent relevant, is year 2000 compatible and allows for date data century recognition, calculations that accommodate same century and multi-century formulas and date values, and date data interface elements that reflect the proper century. Further, as of the Closing Date, any third party software that is reasonably necessary to the operation of Target's business is, to the best knowledge of Target's shareholders, free of any bugs or defects which have caused material or repeated interruptions in and to Target's business, or other material bugs in such software which have manifested themselves as of the Closing Date, and is and shall be useable in the same form as on the Closing Date in the ordinary course of the business from and after the Closing Date. As used in this Section 2.22, "Target Software" means software (including CD-ROMs) of Target that Target makes available or is under development with the intention of making available to third parties in connection with Target's business, and excludes CAS.

           (g) Target has good and marketable title to each item of the IP Assets, free and clear of all liens and other encumbrances. Target is the sole and rightful owner of all right, title and interest in and to each item of such IP Assets, and has the unrestricted right to market, license and otherwise exploit each such item of the IP Assets.

           (h) The operation of the business of Target as it currently is conducted or is currently contemplated by Target to be conducted, including but not limited to Target's design, development, use, import, sale of the products, technology or services (including products, technology, or services currently under development), does not infringe or misappropriate the intellectual property or other proprietary rights of any person or entity, violate any other rights of any person or entity (including rights to privacy or publicity), or constitute unfair competition or trade practices under applicable laws.

     2.23. Technical Documentation.  Target's Assets shall include all
           -----------------------
information and materials in Target's possession, custody and/or control (including information and materials in the possession of Target employees, consultants and/or other individuals obligated to make such information and materials available to Target) reasonably required to diagnose problems in, maintain, support, enhance and otherwise modify the IP Assets, including source code, system documentation, statements of principles of operation and schematics for any Target Software, as well as any pertinent commentary or explanation that may be reasonably necessary to render such information or materials understandable and useable by an experienced computer programmer.

     2.24. Third Party Components, Rights, etc.
           ------------------------------------

           (a) Except as set forth in Schedule 2.24(a), Target has, or by the time of the Closing will have, validly and effectively obtained the right and license to use such CAS and other third party materials as used in, or as necessary for use in, Target's business. The Target Software will not contain or incorporate any CAS or other third party materials to which Target has no right to use in connection with such Target Software.

           (b) Target has not granted, transferred, or assigned any right, title or interest in or to any IP Assets to any person or entity, and there are no contracts, agreements, licenses, and other commitments and arrangements in effect with respect to the marketing, distribution, licensing, or promotion of any IP Assets by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization, other than as set forth in Schedule 2.24(b) or non-exclusive licenses to end-users granted by Target in the ordinary course of business.

     2.25. Interest, Participation Rights and Ownership Position.  Target has no
           -----------------------------------------------------
interest, participation rights, or ownership position in any corporation, partnership, joint venture, co-marketing arrangement, or similar enterprise or undertaking.

     2.26. Certain Business Relationships With Company.  No Seller nor any of
           -------------------------------------------
his relatives or affiliates (other than Company) owns any material asset, tangible or intangible, which is used by Target. All transactions between Target, on the one hand, and any affiliate of Target, on the other hand, have occurred in the ordinary course of business on a basis no less favorable to Target as would be obtained in a comparable arm's length transaction with a person not an affiliate.

     2.27. General.  To Seller's knowledge, no representation or warranty made
           -------
herein or in any agreement, Schedule, Exhibit or document delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   SECTION 3

              Individual Representations and Warranties of Seller

     Each of the persons who is a Seller, severally and not jointly, represents and warrants to the Buyer as of the date of this Agreement as to such person as follows:

     3.1.  Capital Stock.  No class of stock of Target is authorized or
           -------------
outstanding other than as described in Section 2.11. Seller is the owner, beneficially and of record, of the Securities set forth opposite such person's name on Schedule 3.1 hereto (the "Individual Shares"). At the Closing, the Individual Shares will not be subject to any liens or restrictions on transfer, other than restrictions imposed by applicable securities laws and, upon the transfer of the Individual Shares to the Buyer, the Buyer will obtain good and marketable title to the Individual Shares, free and clear of all liens, claims and encumbrances of any kind. At the Closing Date, there will be no authorized or outstanding option, subscription, warrant, call, right, commitment or other agreement obligating Seller to issue or transfer any of his shares of capital stock of the Company or any securities convertible into or exercisable for any shares of such capital stock. None of Target or Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the Individual Shares.

     3.2.  Authorization; Consents; Enforceability.
           ---------------------------------------

           (a) This Agreement and the Transaction Documents to which such Seller is a party or a signatory, have been duly authorized, executed and delivered by such Seller and constitute the legal, valid and binding obligation of such Seller enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

           (b) No Consent is required to be obtained by any Seller, (or by any of their respective Affiliates (as such term is defined in the Securities Exchange Act of 1934, as amended)) from, and no notice or filing is required to be given by, any Seller (or by any of their respective Affiliates) to or made by any Seller (or by any of their respective Affiliates) with, any Governmental authority or other person in connection with the execution, delivery and performance by such person of this Agreement other than in all cases where the failure to obtain such consent or to give or make such notice or filing would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Target.

           (c) The execution and delivery by each Seller of this Agreement and the Transaction Documents to which it is a party do not, and the consummation by such person of the transactions contemplated hereby or thereby will not (i) violate or conflict with, or result (with the giving of notice or lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, agreement or other instrument or obligation to which any Seller is a party or by which any of their assets may be bound, except for such violations or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not have a material adverse effect on Target, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller or any of their respective assets except for such violations that individually or in the aggregate would not have a material adverse effect on Target.

     3.3.  Litigation. There is no litigation, action, claim, proceeding or
           ----------
governmental investigation pending or, to the knowledge of any Seller threatened against such Seller which may affect such Seller's ability to perform his obligations under this Agreement.

     3.4.  Investment. Each Seller (a) understands that the Buyer common stock
           ----------
to be received by such Person has not been, as of the date hereof, registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
(b) understands that the Buyer common stock may not be reoffered, resold, pledged or otherwise transferred except pursuant to an effective registration statement or in accordance with another exemption from the registration requirements of the Securities Act, (c) is acquiring the Buyer common stock solely for his own account as a principal, for investment purposes and not with a view to the sale or distribution thereof except pursuant to the Registration Rights Agreement (as hereinafter defined), (d) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer common stock, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer common stock, (f) is a sophisticated investor with knowledge and experience in business and financial matters, and
(g) is an "accredited investor" (as such term is defined under the Securities
Act).

     3.5.  Hart-Scott-Rodino. The revenue of Target in calendar year 1998 did
           -----------------
not exceed $10 million and the gross assets of Target as of the date of the most recent regularly prepared balance sheet of Target did not exceed $10 million.

                                   SECTION 4

                    Representations and Warranties of Buyer

     Buyer represents and warrants to Seller as follows, except as set forth on the Schedules numbered to correspond to the sections below:

     4.1.  Requisite Power. Buyer has all requisite corporate power to execute
           ---------------
and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement and the Transaction Documents to which it is a party.

     4.2.  Authorization. All action on the part of Buyer necessary for the
           -------------
authorization, execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party has been taken and remains in full force and effect. This Agreement constitutes, and the Transaction Documents to which Buyer is a party will each constitute, the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

     4.3.  No Conflict. The execution, delivery, and performance of this
           -----------
Agreement and any of the Transaction Documents to which it is a party by Buyer has not resulted and will not result in, nor will consummation of the transactions contemplated hereby or thereby result in, any violation of, or conflict with, or constitute a default under, any of its charter documents, or result in any material violation of, or conflict with, or constitute a default under, any of its material agreements; and there exists no such violation or default that does or could materially and adversely affect the ability of Buyer to consummate its obligations hereunder.

     4.4.  Governmental Consents, etc. No consent, approval or authorization of
           --------------------------
or designation, declaration, or filing with any Authority on the part of Buyer is required in connection with the valid execution and delivery of this Agreement or any Transaction Document to which it is a party or the consummation of the transactions contemplated thereby or thereby.

     4.5.  Brokers or Finders. Except as described in Section 2.21, Buyer has
           ------------------
not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Buyer shall indemnify and hold Seller harmless with respect to any claim by any broker, agent or finder claiming to have acted on behalf of Buyer(except as described in Section 2.21) respecting the subject matter hereof.

     4.6.  Organization and Qualification. Buyer is a corporation duly
           ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted and is qualified to do business in each jurisdiction where such qualification is required except where the failure to be so qualified would not have a material adverse effect.

     4.7.  Securities and Exchange Common Reports. Buyer has previously
           --------------------------------------
furnished Target with true and complete copies of its Registration Statement No. 333-60837 on Form S-1 effective November 10, 1998, as filed with the Securities and Exchange Commission (the "Commission") and any other reports or registration statements filed by Buyer with the Commission since November 10, 1998, except for preliminary material, which are all the documents that Buyer was required to file with the Commission since that date (collectively, the "Buyer SEC Reports"). As of their respective dates, the Buyer SEC Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the Commission thereunder applicable to such Buyer SEC Reports. As of their respective dates, the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Buyer included in the Buyer SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto (except as may be indicated thereon or in the notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Buyer as of such dates and the results of operations, changes in stockholders' equity and cash flows of the Buyer for such period.

     4.8.  Validity of Shares to be Issued. The issuance of the shares of Buyer
           -------------------------------
Common Stock to the Seller under this Agreement has been duly authorized by all necessary corporation action, and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and issued free of pre-emptive rights.

                                   SECTION 5

                                    Closing

     5.1.  Conditions to Obligation of Buyer. The obligation of Buyer to
           ---------------------------------
consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions;

           (a) the representations and warranties set forth in Sections 2 and 3 above shall be true and correct in all material respects at and as of the Closing Date;

           (b) Target shall have procured all of the third party consents specified in Schedule 2.4 at or prior to the Closing;

           (c) no action, suit, or proceeding is pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely Target or its value or the right of Buyer to acquire the Individual Shares and to operate the business of Target, (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (d) Target shall have delivered to Buyer a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Target to the effect that each of the conditions specified above in Section 5.1(a) through (c) is true in all respects;

          (e) Buyer shall have received from or on behalf of Seller or other applicable party delivery of all the Closing Documents listed in Section 5.3 below;

          (f) all actions to be taken by Target and Seller in connection with consummation of the transactions contemplated hereby and by the other Transaction Documents and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby and thereby will be reasonably satisfactory in form and substance to Buyer;

          (g) No later than one business day prior to the Closing Date, Target shall have delivered to Buyer a balance sheet estimated as of the Closing Date (the "Closing Balance Sheet") and an estimated income statement for the period in calendar 1999 preceding the Closing Date (the "Closing Date Income Statement"), prepared in accordance with GAAP and which shall be satisfactory to PwC (and which balance sheet PwC shall determine is auditable), reflecting the forgiveness of certain intercompany receivables and accounts payable (the net amount of which shall not exceed $500,000) and the Closing Balance Sheet shall indicate that the amount of Target's working capital (defined as current assets less current liabilities (excluding any deferred revenue)) is equal to or greater than $(425,000); and

          (h) All the actions to be taken as set forth in Exhibit C hereto shall have been completed.

               Buyer may waive any condition specified in this Section 5.1 if it executes a writing so stating at the Closing.

     5.2.  Conditions to Obligation of Seller. The obligation of Seller to
           ----------------------------------
consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

           (a) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date.

           (b) no action, suit, or proceeding is pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

           (c) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above Sections 2(a) and (b) is true in all respects;

           (d) Seller shall have received from Buyer all of the Closing Documents listed in Section 5.4 below; and

           (e) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and by the other Transaction Documents and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby and thereby will be reasonably satisfactory in form and substance to Seller.

           (f) Buyer shall have listed the shares of Common Stock to be issued to Seller hereunder with Nasdaq.

                 Seller may waive any condition specified in this Section 5.2 if it executes a writing so stating at the Closing.

     5.3.  Seller Deliveries. Simultaneously with the Closing of the
           -----------------
transactions contemplated by this Agreement, the following documents shall be executed and/or delivered by Seller or other applicable party to Buyer:

           (a) the Certificates representing the Individual Shares, together with stock powers executed in blank;

           (b) the consulting agreement, of even date herewith, between Buyer and each of Mr. Steve Anderson and Mr. Doug Anderson, in substantially the form of Exhibit D-1 and D-2, respectively, hereto (collectively the "Consulting Agreements");

           (c) an employment agreement, of even date herewith, between Buyer and Mr. Riggs Eckleberry, in substantially the form of Exhibit E hereto (the "Employment Agreement");

           (d)  a certificate, dated the Closing Date, of the Secretary of
Target: (i) attaching resolutions of the Board of Directors of Target in connection with the authorization and approval of the execution, delivery and performance by Target of this Agreement and the Transaction Documents to which Target is a party, certified as being in full force and effect as of the Closing Date; (ii) attaching a copy, certified by such officer as true and complete, of Target's By-Laws, as amended to the date hereof; (iii) setting forth the incumbency of the officers of Target who have executed and delivered this Agreement and each other Transaction Document to which Target is a party, including therein a signature specimen of each such officer; and (iv) attaching a copy, certified by the Secretary of State of the State of Florida of Target's Certificate of Incorporation;

           (e) a good standing certificate from the Secretary of State of the State of Florida;

           (f)  the Escrow Agreement;

           (g) a registration rights agreement in substantially the form of Exhibit F hereto the (the "Registration Rights Agreement");

           (h) a transition agreement in substantially the form of Exhibit C hereto (the "Transition Agreement");

           (i) the resignations of each of Target's directors and officers effective as of the Closing Date;

           (j) a release signed by each holder of rights to securities of Target set forth on Schedule 2.11 hereto; and

           (k) evidence satisfactory to Buyer that all amounts due Ziff-Davis Inc. ("Ziff-Davis") have been paid and satisfied in full as of the Closing Date, other than the principal amount (not to exceed $1,500,000.00) plus all interest which has accrued thereon since January 1, 1999, payable to Ziff-Davis pursuant to that certain promissory note, and a consent of Ziff-Davis, if required, to such indebtedness continuing in accordance with its terms from and after the Closing Date.

     5.4.  Buyer Deliveries. Simultaneously with the Closing of the transactions
           ----------------
contemplated by this Agreement, the following documents shall be executed and/or delivered by Buyer to Seller or other applicable party:

           (a)   the Consulting Agreements;

           (b)   the Employment Agreement;

           (c)   the Escrow Agreement;

           (d)   the Registration Rights Agreement;

           (e)   the Transition Agreement; and

           (f)   the Purchase Price.

                                   SECTION 6

                                   Covenants

     6.1.  Covenants Pending Closing.

           (a) Prior to the Closing, Buyer shall be entitled, through its employees and representatives, to make such investigations and examinations of Target, its books and records, business and assets as Buyer may reasonably request. In order that Buyer may have the full opportunity to do so, Target shall furnish Buyer and its representatives during such period with all information concerning Target as Buyer or such representatives may reasonably request and cause Target's officers, employees, consultants, agents, accountants, and attorneys to cooperate fully with Buyer and such representatives and to make full disclosure of all information and documents requested by Buyer or such representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances. No investigation by Buyer shall, however, limit, diminish or obviate in any way the effectiveness of any of the representations, warranties, covenants, or agreements of Target contained in this Agreement or the Transaction Documents.

           (b) From the date hereof through the Closing Date, Target shall conduct its business and its corporate affairs in such a manner that its representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except for changes occurring in the ordinary course of business, changes from actions of Target, previously approved by Buyer (including forgiveness of related party receivables that shall not exceed $500,000 on the date of the Closing Balance Sheet), or as otherwise contemplated herein. Target, on the one hand, and Buyer, on the other, shall use best efforts to cause the satisfaction of the conditions precedent to the obligation of the other parties to consummate the transactions contemplated hereby.

           (c) From the date hereof through the Closing Date, except as otherwise contemplated herein, or as previously approved by Buyer, Target shall conduct its business only in the ordinary course and consistent with its prior practices, shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting, or operation or that vary materially from those in use as of the date hereof and shall maintain, keep, and preserve its business and the Assets in good condition and repair. In addition, Target shall use its best efforts; (i) to preserve the business and organization of Target intact; (ii) to keep available to Buyer the services of Target's present officers, employees, agents, and independent contractors; (iii) to preserve for the benefit of Buyer the goodwill of Target's suppliers, customers, licensors, and others having business relations with it; and (iv) to cooperate with Buyer and use reasonable efforts to assist Buyer in obtaining the consent of any note holder, licensor, or other party to any agreement with Target where the consent of such other party may be required or advisable by reason of the transactions contemplated herein or in the Transaction Documents. Without limiting the generality of the foregoing, prior to the Closing:

                 (i) Target shall not enter into any material agreement or incur any material obligation without the prior consent of Buyer.

                 (ii) Target shall not, without Buyer's prior written approval, amend or propose to amend its Certificate of Incorporation or By-laws or take any action or enter into any transaction of the sort described in
     Section 2.13, or which would cause any representation or warranty made in
     Section 2.13 to be untrue.

          (d) From the date hereof through the Closing Date, Target shall: (i) maintain in force (including necessary renewals thereof) the insurance policies currently in effect, except to the extent that they may be replaced with equivalent policies providing insurance to the same extent as currently insured, without material increase in cost; (ii) comply in all material respects with all agreements to which it is a party and will not suffer or permit to exist any condition or event that, with notice or lapse of time or both, would constitute a material default by it under any material contract, license or governmental authorization or permit; (iii) duly and timely file all tax returns required to be filed with Authorities and duly observe and conform, in all material respects, to all applicable laws and orders; and (iv) notify Buyer of any lawsuit, claim, proceeding, or investigation that after the date hereof is threatened or commenced against it.

          (e) Unless and until this Agreement shall be terminated, Target shall not, nor shall it cause, suffer, or permit its directors, officers, employees, representatives, agents, accountants, or attorneys to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal, or engage in negotiations or discussions with any person, or provide any confidential information or data to any person, with respect to any acquisition, business combination or purchase of all or substantially all of the outstanding shares or Assets, or any significant Asset of Target, or any direct or indirect equity interest in Target or otherwise facilitate any effort or attempt to seek any of the foregoing. Furthermore, Target shall immediately terminate any existing activities, discussions, or negotiations with any person other than Buyer with respect to any of the foregoing.

          (f) Each party shall cooperate in obtaining all required consents, audits, and completion of other transactions contemplated to have occurred as of the Closing and to use best efforts to cause the fulfillment of the conditions to the other party's obligation to consummate the transactions contemplated hereby. Target shall update the Schedules hereto to a date that is within one week of the Closing Date to reflect changes therein that are permitted to occur under this Agreement. No such update shall be deemed to cure (or affect the rights of Buyer with respect to) any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in subsection 5.1(a) hereof or the obligations by Target set forth in Section 6 hereof.

          (g) Each party will give to the other prompt written notice of any material adverse change in any fact respecting which a representation or warranty has been made by it herein.

          (h) Unless and until the transactions contemplated hereby shall have been consummated, Buyer and Target shall hold all information and documents received from the other party in strictest confidence, except such information and documents available to the public, and all such information in written form and documents shall be returned to the party originally delivering them in the event the transactions contemplated hereby are not consummated. Buyer, before the Closing, and Target, both before and after the Closing, shall hold in strictest confidence all information concerning the terms of the Transaction Documents and the transactions contemplated thereby.

          (i) Target and Seller will not revoke Target's election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. Target and Seller will not take or allow any action that could result in the termination of Target's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362, provided that such election will terminate at Closing to the extent required by the acquisition of Target stock by Buyer pursuant to the Transaction Documents.

     6.2. Post-Closing Covenants.
          ----------------------

          (a) From and after the Closing, Seller shall, at Buyer's expense, execute all such instruments or documents and take all such other actions as Buyer may reasonably request to effectuate the transactions contemplated hereby, including, without limitation obtaining of any necessary or advisable consents not required by Buyer prior to Closing in connection with the transactions contemplated hereby (including consents to assignment of contract rights and obligations as Buyer may reasonably request).

          (b) Seller shall indemnify (pro rata, based on the Purchase Price receivable by each party comprising Seller), defend and hold harmless Buyer, its officers, directors, employees, partners, members, shareholders, affiliates (and their officers, directors, employees, members, partners and shareholders), and agents (collectively, the "Buyer Indemnified Parties") from and against any action, loss, liability, damage, claim, fine, penalty, lien or expense, including legal costs, attorneys' fees, and expenses, (collectively, "Buyer Loss") to the extent the same arises out of any breach by any Seller of any representation, warranty, agreement, or covenant made by any Seller herein or in any Transaction Document (including (i) in the case of Seller, the Alteris, Inc. patent action identified as item 1 on Schedule 2.8 and (ii) in the case of Steve Anderson, the lease of the 1997 Porsche set forth on Schedule 2.9, which shall be fully indemnified by Seller and Steve Anderson, respectively, as if such item and such lease had not been scheduled pursuant to this Agreement) (provided, that with respect to the individual representations and warranties of each Seller pursuant to Section 3 of this Agreement, each Seller shall only be obligated under this subsection (b) for its own representations and warranties). No Seller shall have any obligation to indemnify the Buyer Indemnified Parties from and against any Buyer Loss (including any amount to be indemnified by Seller under Section 7.14) until the aggregate of the Buyer Losses suffered in the aggregate by all Buyer Indemnified Parties is in excess of Seventy-Five Thousand Dollars ($75,000) (the "Buyer Basket Amount") (and then only for Buyer Losses in excess of the Buyer Basket Amount); provided, that the obligation of
                                              --------
each Seller to indemnify the Buyer Indemnified Parties shall not exceed for such Seller an amount equal to 75% of the Purchase Price received or receivable by such Seller. Except as expressly provided in this Agreement, the foregoing indemnification shall be the sole and exclusive remedy of Buyer Indemnified Parties for any Buyer Loss. Notwithstanding the foregoing, except as provided in
Section 7.14(e)(3) and (e)(6), Seller shall not indemnify Buyer Indemnified Parties for Buyer Losses that relate to Taxes attributable to periods (or portions thereof) on or after the Closing Date (whether under this Section 6.2(b) or otherwise).

          (c) Buyer shall indemnify, defend and hold harmless Seller, its agents and affiliates (collectively, the "Seller Indemnified Parties") from and against any action, loss, liability, damage, claim, fine, penalty, lien or expense, including legal costs, attorneys' fees, and expenses, (collectively, "Seller Loss") to the extent the same arises out of any breach by Buyer of any representation, warranty, agreement, or covenant made by Buyer herein or in any Transaction Document (including any claims against Seller under any guarantee by Seller set forth on Schedule 6.2(c) of an obligation of Target, which shall be fully indemnified by Buyer). Buyer shall have no obligation to indemnify the Seller Indemnified Parties from and against any Seller Loss (including any amount to be indemnified by Buyer under Section 7.14) until the aggregate of the Seller Losses suffered in the aggregate by all Seller Indemnified Parties is in excess of Seventy-Five Thousand Dollars ($75,000) (the "Seller Basket Amount") (and then only for Seller Losses in excess of the Seller Basket Amount); provided, that the obligation of Buyer to indemnify the Seller Indemnified
--------
Parties shall not exceed an amount equal to 75% of the Purchase Price. Except as expressly provided in this Agreement, the foregoing indemnification shall be the sole and exclusive remedy of Seller Indemnified Parties for any Seller Loss. Notwithstanding the foregoing, except as provided in Section 7.14(e)(4) and
(e)(6), Buyer shall not indemnify Seller Indemnified Parties for Seller Losses that relate to Taxes attributable to periods (or portions thereof) on or prior to the Closing Date (whether under this Section 6.2(c) or otherwise).

               (d) (i) If any third party shall notify any Buyer Indemnified Party, or Seller Indemnified Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against Seller or Buyer, as the case may be (the "Indemnifying Party") under Section 6.2(b) or (c), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no
                                                   --------  -------
delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

          (ii) Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party at any time within twenty

(20) days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the
--------  -------
Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may
                           -------- -------
retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided that, if the named parties to any
                                  --------
such Third Party Claim (including any impleaded parties) include an Indemnified Party and the Indemnifying Party or one or more other Indemnified Parties and such Indemnified Party shall have been advised by its counsel in writing that there is a conflict of interest between such Indemnified Party in the conduct of the defense hereof, then in any such case the reasonable fees and expenses of one (1) such separate counsel for such Indemnified Party shall be borne by the Indemnifying Party. In the event that the Indemnifying Party fails to assume the defense of a Third Party Claim in the manner provided about in this Paragraph
(ii) or fails to conduct the defense of a Third Party Claim actively and diligently after such assumption, the Indemnified Party shall have the right to select counsel of his or its choice (and at his or its sole discretion) and the reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party.

          (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Paragraph (ii) above,
(A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

          (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with Paragraph (ii) above, (A) the Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (although the Indemnified Party shall use its best efforts to consult with, and obtain prior written consent from, any Indemnifying Party in connection therewith, which consent shall not be unreasonably withheld or delayed) and (B) the Indemnifying Parties will remain responsible for any Buyer Loss or Seller Loss, as applicable, that the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third Party Claim to the fullest extent provided in Section 6.2(b) or (c), as applicable.

          (v) Buyer shall first seek to recoup any Buyer Loss pursuant to the set-off provisions of the Notes and any property held pursuant to the Escrow Agreement.

          (vi) Buyer Losses and Seller Losses shall be net of any tax benefits and insurance coverage or other recoveries from third parties actually received by such Indemnified Party. All indemnification payments under Section 6.2(b) or
(c) shall be deemed adjustments to the Purchase Price.

          (vii) The Seller hereby agrees that Seller will not make any claim for indemnification against the Target by reason of the fact that he or she was a director, officer, employee, or agent of the Target or any of its Affiliates or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against such Seller for any breach by such Seller of any representation, warranty, agreement or covenant made by such Seller herein or in any Transaction Document.

          (viii) Seller shall have the option in paying any claim under Section 6.2(b) in cash or Notes reduction or in Buyer Common Stock; in the event such claim is to be paid using Buyer Common Stock, such Buyer Common Stock shall be valued using the Closing Price.

           (e) The Articles of Incorporation of Target shall not be amended, repealed or otherwise modified for a period of four years after the Closing Date in any manner that would materially adversely affect the rights thereunder of persons who at any time prior to the Closing Date were or would have been entitled to indemnification, advancement or exculpation under the Articles of Incorporation of Target in respect of actions or omissions occurring at or prior to the Closing Date (including, without limitation, the transactions contemplated hereby).

                                   SECTION 7

                                 Miscellaneous

     7.1.  Governing Law. This Agreement shall be governed in all respects by
           -------------
the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction that would cause the application of the laws of any jurisdiction other that the State of New York).

     7.2.  Survival. The representations and warranties made herein shall
           --------
survive any investigation made by the parties and the Closing of the transactions contemplated hereby. Except as expressly provided otherwise herein, the covenants and agreements made herein shall survive the Closing of the transactions contemplated hereby for a period of 18 months from the Closing Date; provided, that, notwithstanding the foregoing, the representations and
      --------  ----
warranties set forth in Section 2.6 shall survive for the period of the applicable statute of limitation and the representations and warranties set forth in the first sentence of Section 2.2, and Sections 2.11, 3.1, 3.2(a) and
3.4 in their entirety shall survive forever; provided, further, that
                                    -------  --------
notwithstanding anything to the contrary contained in this Agreement, with respect to any claim for indemnity which is related to a Buyer Loss which resulted from intentional fraud on the part of a Seller, such Seller that is responsible for such intentional fraud will not have the benefit of any of the limitations of Section 6.2 or this Section 7.2.

     7.3.  Successors and Assigns. Except as otherwise provided herein, the
           ----------------------
provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. No party may assign any of its rights or obligations hereunder without the express written consent of the other party hereto, which consent may not be unreasonably withheld; provided, however, any party may assign any and all of its rights and interests hereunder to one or more of its affiliates and designate one or more of its affiliates to perform its obligations hereunder; provided, however, that such party remains liable for full and total performance of its obligations hereunder.

     7.4.  Notices. Any notices authorized to be given hereunder shall be in
           -------
writing and deemed given, if delivered personally or by overnight courier, on the date of delivery, if a Business Day, or if not a Business Day, on the first Business Day following delivery, or if mailed, three days after mailing by registered or certified mail, return receipt requested, and in each case, addressed, as follows:

           If to Buyer, or to Target:

           EarthWeb Inc.
           Three Park Avenue, 38th Floor
           New York, NY 10016
           Facsimile: (212) 725-6559
           Attention: Jack D. Hidary, President
           and a copy to:

           John Hempill, Esq.
           Morrison & Foerster LLP
           1290 Avenue of the Americas
           New York, NY 10104-0185
           Facsimile: (212) 468-7900

           If to Seller:

           Steve Anderson
           192 West Cedar Way
           Louisville, CO 80027

           Doug Anderson
           29304 Spruce Cyn Drive
           Golden, CO 80403

           and a copy to:

           Brad Schwartz, Esq.
           Schwartz & Associates
           333 S. Grand Ave., Suite 3950
           Los Angeles, CA  90071
           Facsimile: (213) 621-0987

or if delivered by telecopier, on a Business Day before 4:00 PM local time of addressee, on transmission confirmed electronically, or if at any other time or day on the first Business Day succeeding transmission confirmed electronically, to the facsimile numbers provided above, or to such other address or telecopy number as any party shall specify to the other, pursuant to the foregoing notice provisions.

     7.5.  Waiver; Amendments. This Agreement and the Transaction Documents, (i)
           ------------------
set forth the entire agreement of the parties respecting the subject matter hereof, (ii) supersede any prior and contemporaneous understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof, and (iii) may not be amended orally, and no right or obligation of any party may be altered, except as expressly set forth in a writing signed by such party.

     7.6.  Counterparts.  This Agreement may be signed in several counterparts.
           ------------

     7.7.  Expenses.  Each party shall bear its own expenses incurred with
           --------
respect to the preparation of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the obligation of Seller to pay any sales, use or similar, taxes incurred by Target as a result of the transactions contemplated by this Agreement); provided, that Buyer shall, in the event the transactions contemplated by this Agreement are consummated, either pay directly or permit Target to pay directly up to $150,000 of the legal, accounting and investment bank fees (a portion of which may be paid to Ascent Partners in addition to the fees referred to in Section 2.21 hereof) incurred by Seller in connection with the transactions contemplated by this Agreement upon presentation of invoices or other documentation satisfactory to Buyer (which shall, in any event, be similar to the documentation Buyer's finance department ordinarily requires for payment of Buyer's expenses).

     7.8.  Arbitration.
           -----------

           (a) If at any time there shall be a dispute arising out of or relating to any provision of this Agreement, any Transaction Document or any agreement contemplated hereby or thereby, such dispute shall be submitted for binding and final determination by arbitration in accordance with the regulations then obtaining of the

American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) resulting from such arbitration shall be in writing, and shall be final and binding upon all involved parties. The site of any arbitration shall be within New York City, New York.

           (b) This arbitration clause shall survive the termination of this Agreement, any Transaction Document and any agreement contemplated hereby or thereby.

     7.9.  Waiver of Jury Trial; Exemplary Damages.  THE PARTIES HERETO HEREBY
           ---------------------------------------
WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT. No party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement or any Transaction Document contemplated hereby.

     7.10. Attorneys' Fees.  The unsuccessful party to any court or other
           ---------------
proceeding arising out of this Agreement or any Transaction Document that is not resolved by arbitration under Section 7.8 shall pay to the prevailing party all attorneys' fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. Otherwise, attorneys' fees shall be paid in accordance with the judgment rendered. As used in this Section
7.10 and elsewhere in this Agreement, "actual attorneys' fees" or "attorneys' fees actually incurred" means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to "reasonable attorneys' fees" as the term may be defined in statutory or decisional authority.

     7.11. Transaction Documents.  When used in this Agreement, the term
           ---------------------
"Transaction Documents" shall mean this Agreement, the Consulting Agreements, the Employment Agreement, the Registration Rights Agreement, the Transition Services Agreement and the Escrow Agreement.

     7.12. Business Day.  When used in this Agreement, the term "Business Day"
           ------------
shall mean a day other than a Saturday, Sunday or a day on which commercial banks in New York City are generally closed for business.

     7.13. Termination.
           -----------

           (a) This Agreement may be terminated prior to the Closing as follows:

                    (i) at the election of the Seller, if any one or more of the conditions to its obligation to close set forth in Section 5.2 of this Agreement has not been fulfilled as of the Closing Date;

                    (ii) at the election of the Buyer, if any one or more of the conditions to its obligation to close set forth in Section 5.1 of this Agreement has not been fulfilled as of the Closing Date;

                    (iii) at the election of the Seller, if the Buyer has breached any material representation, warranty, covenant or agreement contained in this Agreement;

                    (iv) at the election of the Buyer, if Target or Seller has breached any material representation, warranty, covenant or agreement contained in this Agreement;

                    (v) at the election of the Target, Seller or the Buyer, if any legal proceeding is commenced or threatened by any governmental agency or other person directed against the consummation of the Closing or any other material transaction contemplated under this Agreement or the other Transaction Documents and the Seller, Target or the Buyer, as the case may be, on the advice of legal counsel, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof;

                    (vi) at any time on or prior to the Closing Date, by mutual written consent of the Target, Seller and the Buyer; or

                    (vii) by any party if the Closing has not occurred by April 15, 1999.

           (b) If any party terminates this Agreement pursuant to Section 7.13(a) above, all rights and obligations of the parties hereunder shall terminate without any liability of any party hereto to any other party (except for any liability of any party then in breach).

     7.14. Tax Matters.
           -----------

     The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing
Date:

           (a) Tax Periods Ending on or Before the Closing Date. Except as
               ------------------------------------------------
provided in this paragraph, the Buyer shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Target for all periods ending on or prior to the Closing Date which have not been filed prior to the Closing Date. The Buyer shall permit the Seller to review and comment on each such tax return described in the preceding sentence at least ten (10) days prior to filing and shall make such revisions to such tax returns as are reasonably requested by the Seller. Notwithstanding the foregoing, Seller shall prepare or cause to be prepared all S corporation tax returns of Target for period ending on or prior to the day before the Closing Date, including the final S corporation tax returns of Target. The Seller shall permit the Buyer to review and comment on each such tax return described in the preceding sentence at least ten (10) days prior to filing and shall make such revisions to such tax returns as are reasonably requested by the Buyer. All tax returns to be prepared pursuant to this paragraph shall be prepared in a manner consistent with prior practice of Target, except as otherwise required by law.

           (b) Tax Periods Beginning Before and Ending After the Closing Date.
               --------------------------------------------------------------
The Buyer shall prepare or cause to be prepared and filed or cause to be filed any Tax returns of the Target for periods which begin before the Closing Date and end after the Closing Date. The Buyer shall permit the Seller to review and comment on each such tax return described in the preceding sentence at least ten
(10) days prior to filing and shall make such revisions to such tax returns as are reasonably requested by the Seller. All tax returns to be prepared pursuant to this paragraph shall be prepared in a manner consistent with prior practice of Target, except as otherwise required by law.

           (c) Cooperation on Tax Matters.
               ---------------------------

                    (i) The Buyer, the Target and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer, Target and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Target, Buyer or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

                    (ii) The Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                    (iii) The Buyer and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

               (d) Tax Sharing Agreements. All tax sharing agreements or similar
                   ----------------------
agreements with respect to or involving the Target shall be terminated as of the Closing Date and, after the Closing Date, the Target shall not be bound thereby or have any past or future liability thereunder.

               (e) Section 338(h)(10) Election.  (1) Seller hereby covenants and
                   ---------------------------
agrees with Buyer that if Buyer so elects, by written notice to Seller on or before the date fifteen (15) days before such election is filed, Seller will join in making an election under Section 338(h)(10) of the Code, and the regulations promulgated thereunder, and any applicable analogous provision of state or local law, with respect to the sale and acquisition of the Individual Shares hereunder (the "Section 338(h)(10) Elections").

                    (2) In the case of any Section 338(h)(10) Elections that are made in accordance with this Section 7.14(e):

                         (i)  Buyer shall be responsible for the preparation and
timely filing of all documents, statements and other forms required to be filed with any federal, state or local taxing authority or any other governmental body in connection with the Section 338(h)(10) Elections, including Form 8023 and the required attachments thereto (the "Section 338 Forms"); and shall provide copies of all such information to Seller no later than fifteen (15) days prior to the filing thereof with the relevant taxing authority. Seller shall have the right to review such materials and, if any reasonable changes are requested by Seller, such changes shall be made. The parties agree that Seller shall determine the amount reported on any such Section 338 Forms as the amounts realized from the deemed sale of assets resulting from the Section 338(h)(10) Elections, and Buyer shall determine the amount reported on any such Section 338 Forms as the amounts paid upon such deemed sale of assets; and

                         (ii) Seller shall cooperate with Buyer to enable Buyer
to prepare and file the Section 338 Forms and shall execute and deliver to Buyer such documents or forms as are required by the Code or the regulations promulgated thereunder (and any applicable analogous provision of state or local law) and as are requested by Buyer to properly complete the Section 338 Forms and to complete the Section 338 Elections, provided that such material is completed and delivered by Buyer to Seller for execution at least 15 days prior to the date Buyer wishes to file such material.

                    (3) In the case of any Section 338(h)(10) Elections that are made in accordance with this Section 7.14(e), subject to the limitations and in accordance with the procedures set forth in Section 6.2(b) and (d), Seller shall be responsible for and pay any and all tax liability or other Taxes of the Target that arise under the provisions of Sections 1374 or 1375 of the Code or any other section of the Code or the regulations issued thereunder that arise as a result of such Section 338(h)(10) Elections, and shall indemnify and hold Buyer harmless (on an after-tax basis) from any such tax liability or other Taxes. In the case that Section 338(h)(10) Elections are not made in accordance with this Section 7.14(e), subject to the limitations and in accordance with the procedures set forth in Section 6.2(b) and (d), Seller shall be responsible for, and shall indemnify and hold Buyer harmless (on an after-tax basis) from any and all Taxes of the Target that arise due to income recognized subsequent to the Closing Date due to amounts that had already been received by Target before the Closing Date for products or services that had not been delivered on the Closing Date; provided that Seller's liability under this sentence shall be limited to an amount equal to the amount Seller's taxes would have been increased due to the inclusion of such amounts if the Section 338 Elections had been made.

                    (4) In the case of any Section 338 Elections that are made in accordance with this Section 7.14(e), subject to the limitations and in accordance with the procedures set forth in Section 6.2(c) and (d), Buyer shall be responsible for, and shall, indemnify and hold Seller harmless (on an after-tax basis) from (and shall not have a claim based on a breach of a Representation or Warranty for):

               (i) Any state, local or other Taxes owed by Target (other than those described in Section 7.14(e)(3)) arising from such elections;

               (ii) The additional Tax incurred by Seller as a result of the characterization of income resulting from the deemed sale of receivables (other than receivables for services and products delivered prior to the Closing Date) as ordinary income rather than capital gain; provided that Buyer's liability under this Section 7.14(e)(4)(ii) shall be limited to $175,000.

               (5) Buyer, Target and Seller agree that the Purchase Price and the liabilities of Target will be allocated to the assets of Target for all purposes using the methodology shown on the allocation schedule attached hereto as Exhibit A-2. Buyer, Target and Seller will file all Tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such methodology.

               (6) Adjustments Affecting Pre-Closing and Post-Closing Periods.
                   ----------------------------------------------------------

                    (i) In the event of a final adjustment by any Tax Authority to one or more Tax returns of Target that results in a net increase in taxable income of the Seller (by reason of Target's status as an S corporation) and a corresponding adjustment to one or more tax returns of Target in a period beginning on or after the Closing Date that results in a net decrease in taxable income of Target for such post-Closing period, Target shall pay to the Seller an amount equal to the amount of such net decrease multiplied by the sum of the maximum marginal corporate federal and state income tax rate (after taking into account the deduction of state income taxes for federal income tax purposes) anticipated to be in effect for the year of the adjustment to the income of Target. Target shall pay the amount due to the Seller within ten (10) business days of the date on which Seller provides proof reasonably satisfactory to Target that they have paid the taxes arising from the adjustment. In the event a payment is made to Seller based on facts that subsequently are determined to have been incorrect, the parties shall adjust the payments hereunder in order to reflect the subsequent determination. Notwithstanding the foregoing, the amount payable by Target hereunder shall not exceed the lesser of the additional taxes payable by Seller as a result of such adjustment (and the receipt of payments hereunder) or the net tax benefit actually realized by Target, Buyer and their affiliates subsequent to Closing in the form of a refund or reduction in Taxes otherwise actually payable as a result of the decrease in taxable income resulting from such adjustment. The facts establishing any payment due hereunder shall not form the basis of a claim by Buyer or Target against Seller for breach of any representation or covenant in this Agreement.

                    (ii) In the event of a final adjustment by any Tax Authority to one or more tax returns of Target that results in a net increase in taxable income of Target for a period on or after the Closing Date and a corresponding adjustment to one or more tax returns of Seller or Target in a period beginning before the Closing Date that results in a net decrease in taxable income of Seller (by reason of Target's status as an S corporation) in such pre-Closing period, Seller shall pay to Target an amount equal to the amount of such net decrease multiplied by the sum of the maximum marginal individual federal and state income tax rate (after taking into account the deduction of state income taxes for federal income tax purposes) anticipated to be in effect for the year of the adjustment to the income of Seller. Seller shall pay the amount due to the Target within ten (10) business days of the date on which Target provides proof reasonably satisfactory to Seller that it has paid the taxes arising from the adjustment. In the event a payment is made to Target based on facts that subsequently are determined to have been incorrect, the parties shall adjust the payments hereunder in order to reflect the subsequent determination. Notwithstanding the foregoing, the amount payable by Seller hereunder shall not exceed the lesser of the additional taxes payable by Target as a result of such adjustment (and receipt of payments hereunder) or the net tax benefit actually realized by Seller in the form of a refund or reduction in Taxes otherwise actually payable as a result of the decrease in taxable income resulting from such adjustment. The facts establishing any payment due hereunder shall not form the basis of a claim by Seller against Buyer for breach of any representation or covenant in this Agreement.

                    (iii) Amended Returns.  None of the Target, Buyer or their
                          ---------------
affiliates shall be entitled to amend any Tax return filed prior to the Closing Date by or with respect to Target with respect to any period that ends prior to the Closing Date without the advance written consent of the Seller (which consent may not be unreasonably withheld).

     7.15.   Incentive Arrangements.  In accordance with Buyer's 1998 Stock
             ----------------------
Incentive Plan, Buyer shall grant to the persons identified on Schedule 7.15 who are employees of Buyer on the Grant Date (as defined below) (each, an "Employee) a starting bonus, in the amount shown on Schedule 7.15, in options to purchase shares of Buyer Common Stock (the "Employee Options"). The Employee Options shall have an aggregate intrinsic value of $1,026,281. The "intrinsic value" means the difference between the strike price of the Employee Options and the fair market value of the Common Stock on the business day between April 1, 1999 and April 9, 1999 to be designated by the Company (such business day, the "Grant Date," and such amount, the "Stock Value"), and the aggregate number of Employee Options issued to Employees hereunder shall equal 75% of the Stock Value divided into $1,026,281. Fifty percent of each Employee's Employee Options shall vest on the Grant Date; fifty percent of such Employee Options shall vest quarterly during the following two years of Employee's employment by Buyer, provided that all of such Employee's unvested Employee Options shall vest immediately upon termination of such Employee (except if such termination is for cause); and such Employee Options shall have the other terms and conditions as the Board of Directors shall provide in such Employee's option agreement. If Buyer terminates any Employee's employment prior to the Grant Date, Buyer shall pay to such Employee an amount equal to fifty percent of such Employee's starting bonus as set forth on Schedule 7.15.

     IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the date first written above.

                       EARTHWEB INC.

                       By: /s/ Murray Hidary
                           -------------------
                           Name:  Murray Hidary
                           Title: Executive Vice President


                       MICROHOUSE INTERNATIONAL, INC.


                       By: /s/ Steve Anderson
                           --------------------
                           Name:  Steve Anderson
                           Title: President and Chief
                                  Executive Officer

                       SELLERS

                       /s/   Steve Anderson
                       --------------------

                       /s/   Doug Anderson
                       -------------------

                       /s/   Robert Anderson
                       ---------------------



                       For Purposes of Section 2.21 Only:


                       ASCENT PARTNERS

                       By: /s/ Ted Feierstein
                          ----------------------